Exhibit 5.1

EVgo Inc.	New York
1661 East Franklin Avenue	3 World Trade Center
El Segundo, CA 90245	175 Greenwich Street
New York, NY 10007

T +1 (212) 277-4000

freshfields.us

May 22, 2025

Ladies and Gentlemen,

EVgo Inc., a Delaware corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), an aggregate of 25,000,000 additional shares of its Class A common stock, par value $0.0001 per share (the “Securities”), to be issuable pursuant to equity awards granted pursuant to the EVgo Inc. 2021 Long Term Incentive Plan, as amended (the “Plan”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate, and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that in our opinion the Securities, when and to the extent issued, delivered, and paid for in accordance with the Plan, will be validly issued, fully paid, and non-assessable.

We are members of the Bars of the States of New York and California, and the foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Freshfields US LLP